March 31, 2011

BlackRock Municipal Bond Fund, Inc.

100 Bellevue Parkway

Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Municipal Bond Fund, Inc., a Maryland corporation (the “Company”), in connection with (i) a form of Agreement and Plan of Reorganization (the “Municipal Fund Reorganization Agreement”), between the Company, individually and on behalf of BlackRock Municipal Fund, a series of the Company (the “Municipal Fund”), and the Company, individually and on behalf of BlackRock National Municipal Fund, a series of the Company (the “Acquiring Fund”), pursuant to which the Company will acquire, on behalf of the Acquiring Fund, all of the assets of the Municipal Fund in exchange for the assumption of certain stated liabilities of the Municipal Fund and the issuance to the Municipal Fund of certain shares of the Acquiring Fund (the “Municipal Fund Shares”) having an aggregate net asset value equal to the value of the assets of the Municipal Fund acquired by the Acquiring Fund reduced by the amount of the liabilities of the Municipal Fund assumed by the Acquiring Fund; and (ii) a form of Agreement and Plan of Reorganization (the “AMT-Free Fund Reorganization Agreement” and, together with the Municipal Fund Reorganization Agreement, the “Reorganization Agreements”), between BlackRock Funds II, a Massachusetts business trust (the “Trust”), individually and on behalf of AMT-Free Municipal Bond Portfolio, a series of the Trust (the “AMT-Free Fund” and, together with the Municipal Fund, the “Target Funds”), pursuant to which the Company will acquire, on behalf of the Acquiring Fund, all of the assets of the AMT-Free Fund in exchange for the assumption of certain stated liabilities of the AMT-Free Fund and the issuance to the AMT-Free Fund of certain shares of the Acquiring Fund (the “AMT-Free Shares” and, together with the Municipal Fund Shares, the “Shares”) having an aggregate net asset value equal to the value of the assets of the AMT-Free Fund acquired by the Acquiring Fund reduced by the amount of the liabilities of the AMT-Free Fund assumed by the Acquiring Fund. This opinion is being furnished in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of the Shares on the Registration Statement on Form N-14 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined originals or copies of the following documents:

(i)	the charter of the Company as in effect on the date hereof;

(ii)	the bylaws of the Company as in effect on the date hereof;

BlackRock Municipal Bond Fund, Inc.

March 31, 2011

(iii)	a certificate of the State Department of Assessment and Taxation of the State of Maryland, dated March 29, 2011, to the effect that, among other things, the Company is duly incorporated under and by virtue of the laws of the State of Maryland and duly authorized to exercise in the State of Maryland all the powers recited in its charter and to transact business in the State of Maryland;

(iv)	resolutions of the board of directors of the Company related to the issuance of the Shares;

(v)	the Registration Statement; and

(vi)	the Reorganization Agreements.

We have also reviewed such other certificates and documents as we deemed necessary for the purposes of the opinions expressed herein. We have relied as to certain factual matters on information obtained from public officials and officers of the Company and have made no independent investigation or verification of such matters. In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so and (v) all public records reviewed by us or on our behalf are accurate and complete.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	Subject to the approval of the Municipal Fund Reorganization Agreement by the board of directors of the Company and the stockholders of the Municipal Fund, the Municipal Fund Shares have been duly and validly authorized and, when issued under the circumstances contemplated in the Registration Statement and upon the terms set forth in the Municipal Fund Reorganization Agreement, will be validly issued, fully paid and non-assessable.

2.	Subject to the approval of the AMT-Free Fund Reorganization Agreement by the board of trustees of the Trust and the stockholders of the AMT-Free Fund, the AMT-Free Fund Shares have been duly and validly authorized and, when issued under the circumstances contemplated in the Registration Statement and upon the terms set forth in the AMT-Free Fund Reorganization Agreement, will be validly issued, fully paid and non-assessable.

With respect to our opinions as to the valid issuance of the Shares, we are assuming that at the time the Shares are issued in accordance with the Registration Statement there will be a sufficient number of authorized but unissued shares of the Acquiring Fund for such issuance.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. The opinions set forth herein are being furnished by us to you solely for your benefit in connection with the transactions contemplated by the Reorganization Agreements and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person

BlackRock Municipal Bond Fund, Inc.

March 31, 2011

or for any other purpose without our prior written consent. The opinions expressed herein are limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher Johnson
Principal